Exhibit 99.1

SKYLINE CHAMPION ANNOUNCES FIRST QUARTER FISCAL 2019 RESULTS

ELKHART, Indiana, August 8, 2018 / Business Wire/ — Skyline Champion Corporation (NYSE:SKY) (“Skyline Champion”), today announced earnings for its fiscal first quarter ended June 30, 2018 of the fiscal year ending March 30, 2019 (“fiscal 2019”).

On June 1, 2018, Skyline Corporation (“Skyline”) and Champion Enterprises Holdings, LLC (“Champion”), the parent company of Champion Home Builders, Inc., completed the previously announced combination of their operations (the “Combination”). The combined company operates as Skyline Champion Corporation and is traded on the New York Stock Exchange under the ticker symbol “SKY”. Due to the timing of the Combination and the adoption of Champion’s fiscal year reporting period, the first quarter fiscal 2019 results for Skyline Champion include three months of Champion’s results and Skyline’s results for the month of June. Results for the first quarter ended July 1, 2017 of the fiscal year ended March 31, 2018 (“fiscal 2018”) are the results of Champion.

First Quarter Fiscal 2019 Highlights (compared to First Quarter Fiscal 2018)

•	Net sales increased 32% to $322.3 million

•	Total homes sold increased 19% to 4,898

•	Gross margin expanded by 230 basis points to 17.1%

•	Net loss of $0.9 million, compared to net income of $5.3 million, the year-over-year decline was due to increased SG&A and tax expense associated with the Combination

•	Adjusted EBITDA increased 109% to $22.7 million

•	Adjusted EBITDA margin expanded by 260 basis points to 7.1%

“I am excited to be reporting our results for the first time as Skyline Champion. The business performed well during the quarter driven by strong demand in most of our U.S. markets as well as Canada,” said Keith Anderson, Skyline Champion’s Chief Executive Officer. “I am pleased with our progress on the integration of our business and with the blending of our complementary cultures, providing a great opportunity to expand our role as one of the industry’s leaders. We are making progress toward achieving our targeted synergies.”

“As we look forward and the market remains healthy, we are well positioned with $222 million in backlog as of the end of June. In addition, we continue to see positive developments on the financing front, with more competitive retail financing programs for both chattel and land home segments that should help drive improved order rates.”

First Quarter Fiscal 2019 Results

Net sales for the first quarter fiscal 2019 increased by 32% to $322.3 million compared to the prior-year period. The increase in net sales was driven by an increase in the number of homes sold as well as an increase in average selling price (“ASP”) per home sold. The number of U.S. factory-built homes sold by Skyline Champion in the first quarter fiscal 2019 increased by 20%

to 4,536 with ASPs increasing by 15% to $58,600. Unit volume increased due to added capacity from the Skyline facilities in June 2018, as well as improved operating efficiencies throughout the organization. Home sales prices increased in order to offset rising material cost inflation while remaining price competitive and continuing to offer affordable housing alternatives to our customers. The number of Canadian factory-built homes sold increased by 13%.

Gross profit increased by 53% to $55.2 million compared to the prior-year period. Gross margin was 17.1% for the first quarter fiscal 2019, which was a 230-basis point improvement compared to 14.8% in the first quarter fiscal 2018. Our gross margin expansion was driven by increased volumes of homes sold and an increase in the average selling prices of homes sold. Skyline Champion also drove an increase in gross profit margins by offsetting a rise in material prices and labor costs with operational improvements and product rationalization.

Selling, general and administrative expenses (“SG&A”) in the first quarter fiscal 2019 increased to $45.1 million from $26.8 million in the same period last year, primarily due to an increase in non-cash, equity-based compensation, transaction fees, integration and restructuring costs associated with the Combination. SG&A as a percent of net sales increased to 14.0% from 11.0% in the prior year period.

The net loss for the first quarter fiscal 2019 was $0.9 million, compared to net income of $5.3 million during the same period from the prior year. The decline in net income was driven by an increase in income tax expense as well as SG&A expenses related to the Combination. Skyline Champion’s effective income tax rate for the first quarter fiscal 2019 was impacted by the non-deductibility of certain transaction-related expenses and non-cash equity compensation.

Adjusted EBITDA for the first quarter fiscal 2019 increased by 109% to $22.7 million compared to the first quarter fiscal 2018. The increase was primarily caused by higher sales volumes, improved gross profit and leveraging of fixed costs. The Adjusted EBITDA margin expanded by 260 basis points to 7.1%

As of June 30, 2018, Skyline Champion had $80.9 million of cash and cash equivalents and $30.5 million of unused borrowing capacity under its revolving credit facility.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call today, August 8, 2018, at 8 a.m. Eastern Time, to discuss Skyline Champion’s financial results.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at https://ir.skylinechampion.com/overview/default.aspx. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13682191. The replay will be available until 11:59 P.M. Eastern Time on August 21, 2018.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) was formed in June 2018 as the result of the Combination of Skyline Corporation and the operating assets of Champion Enterprises Holdings, LLC. The combined company employs more than 6,800 people and is the largest independent factory-built housing company in North America. With more than 65 years of homebuilding experience and 36 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, park-models and modular buildings for the multi-family, hospitality, senior and workforce housing sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 21 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from 10 dispatch locations across the United States.

Skyline Champion builds homes under some of the most well know brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Learn more about our products and services the following company brand websites:

Manufactured and Modular Homes

www.championhomes.com

www.skylinehomes.com

Park Model RVs

www.athensparkmodelrvs.com

www.skylinepm.com

Modular Buildings

www.championcommercial.com

Retail Sales Centers

www.titanfactorydirect.com

Transportation Services

www.starfleettrucking.com

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures—Adjusted EBITDA and Adjusted EBITDA margin—which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with GAAP.

Adjusted EBITDA

Skyline Champion defines Adjusted EBITDA as net income or loss plus (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) foreign currency gains and losses, (f) equity based compensation, (g) restructuring charges and impairment of assets, and (h) other non-operating costs including those for the acquisition and integration or disposition of businesses and idle facilities. Adjusted EBITDA is not a measure of earnings calculated in accordance with GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a GAAP basis. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in our industry. Adjusted EBITDA is reconciled from the respective measures under GAAP in the tables below.

Forward-Looking Statements

Statements in this press release regarding the potential benefits created by the Combination, including potential synergies, the future performance of Skyline Champion, market demand and backlogs, and the availability of financing are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as “believe,” “expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “potential,” “continue,” or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. Skyline Champion cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include, but are not limited to: Skyline Champion’s inability to realize the expected benefits from the transaction, general economic conditions; availability of wholesale and retail financing; the health of the U.S. housing market as a whole; federal, state, and local regulations pertaining to the manufactured housing industry; the cyclical nature of the manufactured housing industry; general or seasonal weather conditions affecting sales; potential impact of natural disasters on sales and raw material costs; potential periodic inventory adjustments by independent retailers; interest rate levels; the impact of inflation; the impact of high or rising fuel costs; the cost of labor and raw materials; competitive pressures on pricing and promotional costs; Skyline Champion’s relationships with its shareholders, customers, and other stakeholders; catastrophic events impacting insurance costs; the availability of insurance coverage for various risks to Skyline Champion; market demographics; and management’s ability to attract and retain executive officers and key personnel and other risks and uncertainties more fully described in Exhibit 99.3 to Skyline Champion’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 13, 2018, as well as the other filings that Skyline Champion makes with the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

Source: Skyline Champion Corporation

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands, except per share amounts)

	June 30,	March 31,
	2018	2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$80,891	$113,731
Trade accounts receivable, net	56,006	41,984
Inventories	114,105	98,022
Other current assets	12,530	9,367

Total current assets	263,532	263,104

Property, plant and equipment, net	111,948	67,960
Restricted cash	—	22,885
Goodwill	178,041	3,179
Amortizable intangible assets, net	44,357	1,542
Deferred tax assets	38,538	30,290
Other noncurrent assets	12,942	6,438

Total assets	$649,358	$395,398

LIABILITIES AND EQUITY
Current liabilities:
Floor plan payable	$29,501	$29,825
Short-term portion of debt	—	404
Accounts payable	43,262	36,773
Other current liabilities	113,842	100,112

Total current liabilities	186,605	167,114

Long-term liabilities:
Long-term debt	59,330	58,927
Deferred tax liabilities	3,321	3,294
Other long-term liabilities	20,533	12,766

Total long-term liabilities	83,184	74,987

Contingent liabilities (Note 17)

Equity:
Common stock, $0.0277 par value, 115,000 shares authorized, 56,188 shares issued as of June 30, 2018	1,556	—
Additional paid-in capital	388,854	—
Members’ contributed capital	—	140,076
Retained earnings (accumulated deficit)	(853)	22,514
Accumulated other comprehensive loss	(9,988)	(9,293)

Total equity	379,569	153,297

Total liabilities and equity	$649,358	$395,398

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	June 30, 2018	July 1, 2017
	(unaudited)
Net sales	$322,261	$244,103
Cost of sales	267,101	208,071

Gross profit	55,160	36,032
Selling, general, and administrative expenses	45,088	26,798

Operating income	10,072	9,234
Interest expense, net	1,072	1,101
Other expense	6,413	81

Income before income taxes	2,587	8,052
Income tax expense	3,440	2,789

Net (loss) income	$(853)	$5,263

Comprehensive (loss) income:
Net (loss) income	$(853)	$5,263
Foreign currency translation (loss) gain	(695)	817

Comprehensive (loss) income	$(1,548)	$6,080

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended
	June 30, 2018	July 1, 2017
	(unaudited)
Cash flows from operating activities
Net (loss) income	$(853)	$5,263
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	2,430	1,842
Amortization of intangible assets	481	126
Amortization of deferred financing fees	159	15
Equity-based compensation	8,088	150
Deferred income taxes	1,251	1,168
(Gain) loss on disposal of property, plant and equipment	(1)	12
Foreign currency transaction loss (gain)	67	(479)
(Increase) decrease in assets net of business acquired
Accounts receivable	(178)	(4,656)
Inventories	2,648	(6,664)
Prepaid expenses	(2,093)	(2,288)
Other assets	478	1,158
Increase (decrease) in liabilities net of business acquired
Accounts payable	(3,306)	3,681
Accrued expenses	(5,832)	(7,372)
Other liabilities	926	6,147

Net cash provided by (used in) operating activities	4,265	(1,897)

Cash flows from investing activities
Additions to property, plant, and equipment	(2,020)	(3,958)
Cash assumed in business acquisition	9,722	—
Proceeds from disposal of property, plant and equipment	1	388
Decrease in note receivable	35	22

Net cash provided by (used in) investing activities	7,738	(3,548)

Cash flows from financing activities
Borrowings on revolving credit facility	46,900	—
Changes in floor plan financing, net	(325)	2,012
Payments on term loans and capital leases	(46,899)	(109)
Payments for deferred financing fees	(1,901)	—
Members’ capital distributions	(65,277)	—

Net cash (used in) provided by financing activities	(67,502)	1,903

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(226)	687

Net decrease in cash, cash equivalents and restricted cash during the period	(55,725)	(2,855)
Cash, cash equivalents and restricted cash at beginning of period	136,616	102,692

Cash, cash equivalents and restricted cash at end of period	$80,891	$99,837

Supplemental disclosures of cash flow information
Cash paid for income taxes, net of refunds	$1,292	$1,594
Cash paid for interest	$1,456	$1,398

SKYLINE CHAMPION CORPORATION

NET (LOSS) INCOME TO ADJUSTED EBITDA RECONCILIATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	June 30, 2018	July 1, 2017	Change	% Change
Net (loss) income	$(853)	$5,263	$(6,116)	(116.2%)
Income tax expense	3,440	2,789	651	23.3%
Interest expense, net	1,072	1,101	(29)	(2.6%)
Depreciation and amortization	2,911	1,968	943	47.9%
Foreign currency loss (gain)	67	(479)	546	114.0%
Transaction costs	6,413	90	6,323	N/M
Acquisition integration costs	1,189	—	1,189	100.0%
Equity-based compensation	8,088	150	7,938	N/M
Restructuring charges and other	408	7	401	N/M

Adjusted EBITDA	$22,735	$10,889	$11,846	108.8%

“N/M” indicates that the calculated percentage is not meaningful.